EXHIBIT 8.2
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005-1413
December 13, 2010
Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067
Ladies and Gentlemen:
     We have acted as special United States counsel to Nabors Industries, Inc., a Delaware corporation, as issuer, (the “Company”) and Nabors Industries Ltd., a Bermuda exempt company, as guarantor in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) relating to up to $700,000,000 in aggregate principal amount of registered 5.0% Senior Notes due 2020 of the Company to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding unregistered 5.0% Senior Notes due 2020.
     We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Milbank, Tweed, Hadley and McCloy LLP